EXHIBIT 10.3

AMERICAN-SPRINGFIELD, LLC

OPERATING AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into and effective as of December 31, 2005, by and between American-Springfield, LLC, a Florida limited liability company (the “Company”), and the persons executing this Agreement as Members.

WITNESSETH:

WHEREAS, the Articles of Organization of the Company legally creating the Company were filed with the Secretary of State of the State of Florida and the Articles are approved and the filing thereof ratified; and

WHEREAS, the Members desire to participate together as a limited liability company formed under the Florida Limited Liability Company Act to engage in any lawful businesses, including, but not limited to, selling luxury vehicles; and

WHEREAS, the Members desire to express in writing their mutual understandings and agreements with respect to the formation and operation of the Company; and

WHEREAS, the Company and the Members believe that the best means to accomplish the foregoing is to supersede any prior agreements or understandings among them by setting forth in this Agreement all the terms, provisions, conditions and covenants by which the Company will be governed.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

INCORPORATION BY REFERENCE, SUPERSEDER AND DEFINITIONS

1.1    Incorporation by Reference. The foregoing recitals, and Schedule A attached hereto and referred to herein, are hereby acknowledged to be true and accurate, and are incorporated herein by this reference.

1.2    Superseder. This Agreement, to the extent that it is inconsistent with any other instrument or understanding among the parties governing the affairs of the Company, shall supersede such instrument or understanding to the fullest extent permitted by law except for the Dealer Agreement and Employment Agreement of Jules Meyers. A copy of this Agreement shall be filed at the Company’s principal office.

1.3    Certain Definitions. As used in this Agreement, the following terms shall have the meanings hereinafter set forth, except as otherwise provided herein:

1.3.1    Accounting Year. The fiscal year of the Company for accounting and income tax purposes, as set forth in Section 7.1.

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1.3.2    Act. The Florida Limited Liability Company Act, as amended from time to time.

1.3.3    Additional Member. A Member who becomes a Member of the Company in accordance with the provisions of Section 2.5 hereof.

1.3.4    Adjusted Net Income and Adjusted Net Loss. The net income or loss of the Company during any stated period, resulting from Company operations, as calculated by the Company in accordance with Generally Accepted Accounting Principles (GAAP).

1.3.5    Articles. The Articles of Organization of the Company, as the same may be amended from time to time.

1.3.6    Available Cash. Cash funds of the Company, if any, and after provision for (i) payment of all outstanding and unpaid current obligations, expenses and charges of the Company as of such time (including all amounts of any principal or interest payable with respect to any loans from Members); and (ii) a reasonable working reserve as determined by the Board for the management and operation of the Company’s business.

1.3.7    Bankruptcy. As used in this Agreement, the term “Bankruptcy,” with respect to the Company or a Member, shall refer to: (i) the appointment of a receiver, conservator, rehabilitator or similar officer for the Company or any Member, unless the appointment of such officer shall be vacated and such officer discharged within one hundred twenty (120) days of the appointment; (ii) the taking of possession of, or the assumption of control over, all or any substantial part of the property of the Company or any Member by any receiver, conservator, rehabilitator or similar officer or by the United States Government or any agency thereof, unless such property is relinquished within one hundred twenty (120) days of the taking; (iii) the filing of a petition in bankruptcy or the commencement of any proceeding under any present or future federal or state law relating to bankruptcy, insolvency, debt relief or reorganization of debtors by or against the Company or any Member provided, if filed against the Company or any Member, such petition or proceeding is not dismissed within thirty (30) days of the filing of the petition or the commencement of the proceeding; (iv) the making of an assignment for the benefit of creditors or a private composition, arrangement or adjustment with the creditors of the Company or any Member, or (v) the commencement of any proceedings supplementary to the execution of any judgment against the Company or any Member, unless such proceeding is dismissed within thirty (30) days from the date it was commenced.

1.3.8    Board of Managers or Board. The Managing Member shall be responsible for managing the affairs of the Company pursuant to Article III herewith. Except as otherwise specifically provided in Article III hereof, the Founding Members, so long as it remains a Member, shall comprise the Board.

1.3.9    Capital Accounts. Throughout the Term of this Agreement, each Member shall have a separate Capital Account determined and maintained in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) promulgated under Code Section 704(b).

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1.3.10    Capital Contribution. The amount of cash or the agreed fair market value of property or goodwill contributed by each Member to the capital of the Company, as reflected in the books of the Company. The Capital Contribution of each Member is set forth on Schedule A.

1.3.11    Capital Transaction. An Interim Capital Transaction or a Terminating Capital Transaction.

1.3.12    Code. The Internal Revenue Code of 1986, as the same may be amended from time to time, or any corresponding provision or provisions of any federal internal revenue law enacted in substitution of the Internal Revenue Code of 1986.

1.3.13    Company. American-Springfield, LLC a Florida Limited Liability Company.

1.3.14    Company’s Accountants. The certified public accountants for the Company as may be selected from time to time by the Board.

1.3.15    Disposition. Any sale, assignment, transfer, disposition, exchange, mortgage, pledge, grant, hypothecation, or other disposition, absolute or as a security encumbrance (including dispositions by operation of law).

1.3.16    Dissociation. Any action which causes a Member to lose his or her Member Interest pursuant to Article IX hereof.

1.3.17    Event of Termination. Any of the events that result in dissolution of the Company as set forth in Section 14.1 hereof.

1.3.18    Founding Members. Springfield Coach Industries Corporation, Inc., (“SCB”) a Missouri corporation and American Dealerships Corporation, a California Corporation, as long as each remains a Member.

1.3.19    Interim Capital Transaction. A transaction pursuant to which the Company borrows funds or refinances existing debt, a sale, condemnation, exchange, abandonment or other disposition of a portion (which is less than substantially all) of the assets of the Company, an insurance recovery or any other transaction, other than a Terminating Capital Transaction, that, in accordance with GAAP, is considered capital in nature.

1.3.20    Managing Member. Those persons specified as “Managing Members” in the Articles. Members other than the Founding Members may serve on the Board of Managers only as provided in Article III.

1.3.21    Member. The original signatories to this Agreement and any Additional Member satisfying the requirements of membership under this Agreement.

1.3.22    Member Interest or Interests. The entire ownership interest of a Member in the Company at any particular time, including such Member’s rights to any and all distributions, allocations and other incidents of participation in the Company to which such

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Member may be entitled as provided in this Agreement and under the Act, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement and the Act, and further including his or her Capital Account hereunder.

1.3.23    Member Percentages. The respective percentage interests of the Members’ Interests in the Company, which, as of the date hereof, are as set forth on Schedule A.

1.3.24    Purchase Price. The purchase price for a Member Interest as described at Section 9.3 hereof.

1.3.25    Selling Member. A Member required to sell his or her Member Interest pursuant to Section 9.2 hereof.

1.3.26    Term. The term of the Company will continue until all investments are liquidated and distributed or at the election of the Founding Members in accordance with the terms herein.

1.3.27    Terminating Capital Transaction. A sale, condemnation, exchange or other disposition, whether by foreclosure, abandonment or otherwise, of all or substantially all of the then remaining assets of the Company or a transaction that will result in a dissolution of the Company.

ARTICLE II

PURPOSE; MEMBERS; MEMBERSHIP INTERESTS

2.1 Purpose.

2.1.1    The purpose of the Company is to sell, finance and market luxury limousines manufactured by SCB, located at 1903 N. Barnes Road, Springfield, MO and to purchase, sell and finance used vehicles. The Company will not sell or market any products for any company, except for SCB.

2.1.2    The Founding Members may recieve distributions of profits after payment of all salaries and expenses from the sale of the manufactured vehicles, along with the sale of used vehicles. CFS will act as the exclusive financing agent for the Company.

2.1.3    The Company will agree upon a product mix and a selling price from SCB to the Company so that SCB will operate at breakeven level. SCB will provide the finished vehicles to the Company under an agreement that will allow the Company to utilize any Floor Plan financing available to SCB, or the parent company, Coach.

2.2    Members. The Members, their respective addresses, and the respective Member Percentages are set forth on Schedule A, attached hereto and made a part hereof.

2.3    Principal Office. The principal office of the Company shall be located at 12330 SW 53 St., Cooper City, FL 33330 or at such other location as may be determined by the Managing Member.

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2.4    Certificates for Member Interests. A Member’s Interest in the Company may be represented by a certificate of membership, the form of which shall be determined and approved by the Board. All such certificates shall bear the following legend:

The voluntary or involuntary disposition of this certificate and the rights represented thereby are subject to the terms and conditions of the Operating Agreement of American-Springfield, LLC (the “Company”), dated as of January 1, 2006, by and among the holder of this certificate, the Company and its Members, a copy of which Operating Agreement is on file at the principal office of the Company. Any transfer of this certificate in contravention of the Operating Agreement will be null and void ab initio.

2.5    Admission of Additional Members. Except as otherwise provided herein, Additional Member(s) who will participate in the Adjusted Net Income, Adjusted Net Loss, Available Cash, and ownership of the assets of the Company, will be admitted only upon such other terms as are agreed to unanimously by the Board, and such Additional Members shall be allocated gain, loss, income or expense by such method as may be provided in this Agreement, and if no method is specified, then as may be permitted by Code Section 706(d). Such persons shall become an Additional Member by signing a Joinder Page to this Agreement, and Schedule A shall be modified accordingly. It is the intent of the Company to not take any additional Members, except as substitute Members.

2.6    Limitation on Liability to Third Parties. No Member shall be liable under a judgment, decree, or order of the court, or in any other manner, for a debt, obligation or liability of the Company, except as provided by law.

2.7    Place of Meetings. All meetings of the Members shall be held at the registered office of the Company, or at such other place (within or without the States of Florida and California) as shall be designated from time to time by the Board and stated in the notice of the meeting. Members may appear at any meeting by phone.

2.8    Annual Meeting. Annual meetings of Members may be held at a time and location determined by the Board. At the annual meeting, the Members shall transact such business as may properly be brought before the meeting.

2.9    Special Meetings. Special meetings of the Members, for any purpose or purposes, may be called by the chairman of the Board or president, and shall be called by the chairman of the Board or president at the request in writing of a majority of the Board or at the request in writing of the holders of at least fifty percent (50%) of all the Member Interests entitled to vote at a meeting in addition to the affirmative vote of all the Founding Members. Such request shall state the purpose or purposes of the proposed meeting.

2.10    Notice of Meetings. Written notice of an annual or special meeting of Members, stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered, either personally or by first-class mail, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each Member of record entitled to vote at such meeting, except that a special meeting called by the Board or Members as described in

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Section 2.9 may occur as early as three (3) days after receipt of such notice. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member at his address as it appears on the transfer books of the Company with postage thereon prepaid.

2.11    Quorum. All founding members entitled to vote, and all the Founding Members, present in person, via phone, or represented by proxy, shall constitute a quorum and no less, at all meetings of the Members for the transaction of business.

2.12    Super Majority. When an action other than the election of members of the Board is to be taken by vote of the Members as required by law, it shall be authorized by a majority of the Member Interests represented at the meeting entitled to vote on the subject matter and such majority must include unanimous approval of the Founding Members. Any action required to be taken by the Members shall be authorized by the Founding Members as if the Founding Members have a majority of the Member Interests. “Member Interests represented at the meeting” shall be determined as of the time the existence of the quorum is determined. The Founding Members, so long as each shall remain a Member, shall comprise the Board.

2.13    Voting of Interests and Proxies. Each Member shall, at every meeting of the Members, be entitled to vote in person, via phone, or by proxy, based upon the Member Percentage in the Company represented by the Member Interest held by such Member. A vote may be cast either orally or in writing. Each proxy shall be in writing and signed by the Member or his authorized agent or representative. A proxy can only be given to another Member, and is valid only for either (a) a specific annual or special meeting, or written consent without a meeting, or (b) a specific issue or issues, even if that issue(s) is not resolved at one meeting. However, in any event, a proxy is not valid after the expiration of eleven (11) months after its date unless the person executing it specifies therein the length of time for which it is to continue in force. Unless prohibited by law, a proxy otherwise validly granted by facsimile shall be deemed to have been signed by the granting Member. Once granted, a proxy may be revoked in writing at any time. All questions regarding the qualification of voters, the validity of proxies and the acceptance or rejection of votes shall be decided by the presiding officer of the meeting. All votes must be unanimous.

2.14    Waiver of Notice. Attendance of a person at a meeting of Members in person or by proxy constitutes a waiver of notice of the meeting except where the Member attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

2.15    Written Consent Without a Meeting. Any action required to be taken at any annual or special meeting of the Members, or any other action which may be taken at any annual or special meeting of the Members may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, shall be signed by all Founding Members.

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ARTICLE III

BOARD OF MANAGERS

3.1    Powers. The daily business and affairs of the Company shall be managed by or under the direction of its Managing Member as appointed by the Board. The Board may exercise all such powers of the Company and do all such lawful acts and things as are not by statute, the Articles or this Agreement directed or required to be exercised or done by the Members. Except where a vote or approval of the Members is specifically required under this Agreement, all financial matters affecting the Company will be determined by the Board.

3.2    Number, Election and Term of Office. So long as it shall remain a Member, the Founding Members shall comprise the Board. The Founding Members may, at their discretion, appoint additional members to the Board. If a Founding Member ceases to be a Member, and does not appoint another member to the Board within 10 business days, the remaining Founding Member may, at his discretion, select another Member or officer to serve as a member of the Board.

3.3    Annual Meeting. A meeting of the Board shall be held promptly following each annual meeting of Members, at which time the Board shall elect or reelect a Managing Member and transact other business. The Founding Members shall be the Managing Members at its first meeting. No notice of annual meeting shall be necessary to the Board in order to legally constitute the meeting, provided a quorum shall be present.

3.4    Place of Meetings. Meetings of the Board shall be held at the principal office of the Company or at such other place, within or without the State of Florida, as the Board may from time to time determine or as shall be specified in the notice of any such meeting. Members of the Board, or any committee designated by the Board, may participate in a meeting of the Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

3.5    Special Meetings. Special meetings of the Board may be called by any Founding Member on four (4) days’ notice to each member of the Board by mail or twenty-four (24) hours’ notice either personally, by telephone or by facsimile; special meetings shall be called by the chairman of the Board in like manner and on like notice on the written request of two (2) members of the Board. The notice need not specify the business to be transacted or the purpose of the special meeting. The notice shall specify the place of the special meeting.

3.6    Quorum. At all meetings of the Board, the presence of all Founding Members is necessary to constitute a quorum for the transaction of business.

3.7    Written Consent Without a Meeting. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if, before or after the action, all Founding Members consent thereto in writing. The written consents shall be filed with the minutes of proceedings of the Board or committee. Such consents shall have the same effect as a vote of the Board or committee for all purposes.

3.8    Resignation. A member of the Board may resign by written notice to the Company. The resignation is effective upon its receipt by the Company or a subsequent time as set forth in the notice of resignation.

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3.9    Waiver of Notice. Attendance of a member of the Board at a special meeting constitutes a waiver of notice of the meeting except where a member of the Board attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Members of the Board may also sign a waiver of notice before or after a special meeting.

3.10    Liability and Indemnification. A member of the Board shall not be liable to the Company or any other member of the Board for any loss or liability incurred in connection with any act or omission in the conduct of the business of the Company in accordance with the terms hereof, except for any loss or liability which the Company or any other member of the Board incurs in connection with such member of the Board’s fraud, willful and wanton misconduct or gross negligence. The Company, to the fullest extent permitted by law, hereby agrees to defend and indemnifies and holds harmless each member of the Board from and against any and all liability, loss, cost, expense or damage incurred or sustained by reason of any act or omission in the conduct of the business of the Company in accordance with the terms hereof, including, but not limited to, reasonable attorneys’ and paralegals’ fees through any and all negotiations, mediations, arbitrations and court proceedings, at trial and appellate levels; provided, however, the Company shall not indemnify any member of the Board with respect to any of the foregoing incurred in connection with the fraud, willful and wanton misconduct or gross negligence of such member of the Board. The provisions of this Section shall survive the termination of the Company.

3.12    Compensation The members of the Board of Managers shall receive no compensation as members of the Board of Managers. The Founding Members shall receive compensation in the form described in Section 2.1 and to the extent identified in any employment agreements.

3.13    Managing Member. The Managing Members have exclusive authority to control the management of the day to day business operations and all other aspects of the Company. The Managing Members have the right to employ investment advisers, attorneys, accountants, consultants, and other personnel on behalf of the Company. The Managing Members may own, operate and invest in other interests and business ventures which may result in conflicts of interest, to the extent those interests and ventures do not compete with Company. The Managing Members are required to devote only as much time to the business of the Company as it may deem necessary.

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ARTICLE IV

OFFICERS

4.1    Officers. The following persons shall serve in the offices set forth opposite their names, to serve at the pleasure of the Board until their successors are duly appointed and qualified:

Name	Office

Jay Meyers	President/Chief Executive Officer

Susan Weisman	Chairman/Secretary/ Treasurer

In addition, the Board may, from time to time, appoint such other officers of the Company as it determines, and establish the duties and responsibilities of such appointees.

4.2    Removal, Vacancies and Resignations. Any vacancy occurring in any office, of the Company, including a Managing Member, by death, resignation, or otherwise shall be filled solely by the Board. An officer may resign solely by written notice to the Board. The resignation is effective upon its receipt by the Board or at a subsequent time specified in the notice of resignation

4.3    The President. The President shall execute on behalf of the Company, and may affix or cause the seal (if any) to be affixed to, all instruments requiring such execution except to the extent the signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the Company.

4.4    Delegation of Duties. Whenever an officer is absent or whenever for any reason the Board may deem it desirable, the Board may delegate the powers and duties of an officer to any other officer or officers or to any member of the Board.

ARTICLE V

CAPITAL CONTRIBUTIONS

5.1    Capital Contributions. The Members have, or will contribute the amount set forth on Schedule A.

5.2    Capital Contributions of New Members. An Additional Member may be required to make a Capital Contribution as determined by the Managing Members.

5.3    Additional Capital Contributions. No additional Capital Contributions shall be required to be made by the Members.

5.4    Other Matters Relating to Capital Contributions.

5.4.1    Except as may be expressly provided herein, no Member shall be entitled to withdraw or to the return of any part of the Capital Contribution of such Member or to receive property or assets other than cash from the Company for any reason whatsoever. Loans by any Member to the Company shall not be considered Capital Contributions.

5.4.2    Except as provided herein, no Member shall be entitled to priority over any other Member with respect to return of such Member’s Capital Contribution.

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5.4.3    Upon liquidation of the Company or any Member’s Interest in the Company pursuant to Treasury Regulations Section 1.761-1(d), liquidating distributions shall be made in accordance with the positive Capital Account balance of the Member, as determined after taking into account all Capital Account adjustments for the Accounting Year during which such liquidation occurs (other than those made pursuant to the requirements of paragraphs (2) and (3) of Treasury Regulations Section 1.704-1 (b)(2)(ii)(b)), by the end of such Accounting Year or, if later, within ninety (90) days after the date of such liquidation.

5.4.4    If any Member has a deficit balance in his or her Capital Account following the liquidation of his or her Member Interest, as determined after taking into account all Capital Account adjustments for the Company taxable year during which such liquidation occurs (other than those made pursuant to this Section 5.4.4), such Member shall be unconditionally obligated to restore the amount of such deficit balance to the Company by the end of such taxable year (or, if later, within ninety (90) days after the date of such liquidation), which amount shall, upon liquidation of the Company, be paid to creditors of the Company or distributed to other Members in accordance with their positive Capital Account balances in accordance with Section 5.5.3 above.

5.5    Investment of Capital Contribution by the Founding Members.

5.5.1    The Founding Members have broad discretionary power to decide what investments the Company will make and what strategies it will use, in accordance with Section 2.1.

5.5.2    The Board may invest the funds of the Company where appropriate and under conditions whereby the Company has the available resources.

5.5.3    Founding Members have the option to reinvest substantially all Company income and gain, if any, where appropriate and in the best interests of the Members.

5.5.4    If a Member receives a distribution from the Company which the Company is prohibited from making, the Member may be liable to return all or part of the distribution, plus interest.

5.5.5    The value of any investments held by the Company for which there is no clear valuation will be determined by the Board.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

6.1    Blank.

6.2    Distribution of Available Cash. The Available Cash of the Company, if any, shall be distributed to the Members, in equal parts, in amounts and at such time as determined by the Board.

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6.3    Distributions. The Company shall distribute eighty percent (80%) of the taxable income quarterly, no later than forty five (45) days prior to the end of each quarter, the balance will be distributed upon filing of the annual tax return of the Company. One hundred percent (100%) of taxable income shall be distributed equally to all Founding Members.

ARTICLE VII

FISCAL MATTERS

7.1    Accounting Year. The Accounting Year of the Company shall commence on January 1 and end on December 31.

7.2    Books of Account. The Board shall cause to be kept adequate books of account of the Company wherein shall be recorded and reflected all of the Member Percentages and the Capital Contributions of the Members to the Company and all of the expenses and transactions of the Company.

7.3    Bank Accounts, Funds and Assets. The funds of the Company shall be deposited in such bank or banks as the Board shall deem appropriate.

7.4    Tax Returns and Reports. The Board, at the Company’s expense, shall cause income tax returns and reports for the Company to be prepared and timely filed with the appropriate authorities. The Board shall also, at the Company’s expense, cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with such entities under then current applicable laws, rules and regulations. Each Member will receive the following: (1) monthly financial statements, and (2) copies of that Member’s Schedule K-l to the Company’s tax returns. The Managing Member may but is not required to send each Member a quarterly letter discussing the results of the Company for the fiscal quarter just ended. The Managing Members will not be held responsible for the taxable treatment used in the preparation of annual tax returns. All Founding Members shall have complete access to all financial records of the Company upon request.

7.5    Tax Status. Any provision hereof to the contrary notwithstanding, solely for United States federal income tax purposes, the Company hereby recognizes and agrees that it shall be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code. The filing with the Internal Revenue Service of United States Income shall not be construed to expand the purposes of the Company or any obligations or liabilities of the Members.

7.6    Tax Elections. The Board shall from time to time determine whether or not to make or attempt to revoke any and all tax elections regarding depreciation methods and recovery periods, capitalization of construction period expenses, amortization of organizational and start-up expenditures, basis adjustments upon admission or retirement of Members, and any other federal, state or local income tax elections.

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ARTICLE VIII

DISPOSITION OF MEMBER INTEREST

8.1    Except as otherwise specifically provided for by law or contemplated by this Agreement, no Member may, voluntarily or involuntarily, by operation of law, or otherwise, withdraw, transfer, assign, pledge, hypothecate, sell, mortgage, create a security interest in or lien on, encumber, gift, place in trust (voting or otherwise) or engage in any other Disposition of his or her Member Interest without the prior written consent of the Founding Members, which consent may be withheld in the sole and absolute discretion of the Founding Members. The Founding Members may impose an administrative fee to cover the expenses associated with such action. If any purported or attempted Disposition of a Member Interest does not comply with the provisions of this Agreement, the purported transferee shall be deemed not to be a Member of the Company and shall not be entitled to registration of the Disposition on the books of the Company. No Disposition of a Member Interest shall be valid unless the transferee has first become a party to this Agreement.

8.2    The Founding Members may, in their sole discretion, permit a Member to withdraw his investment. The Managing Members may withhold this consent for any reason or for no reason. The Founding Members may impose an administrative fee to cover the expenses associated with such withdrawal.

ARTICLE IX

DISSOCIATION OF A MEMBER; REQUIRED SALE OF MEMBERSHIP INTEREST

9.1    Cessation. A Member shall be deemed “Dissociated” from and cease to be a Member of the Company upon the happening of any of the following events:

9.1.1    The Member wrongly attempts to dispose of his, her or its Membership Interest (in any manner as described at Article VIII, hereof); or

9.1.2    The Bankruptcy of a Member, and the election of the Founding Members to terminate such Member’s Member Interest; or

9.1.3    Blank.

9.2    Requirement to Sell. Upon Dissociation of a Member, such Member, or the immediate successor in interest to such Member if his or her Dissociation is due to death or disability (the “Selling Member”) shall be required to sell the Member Interest owned by the Selling Member to the Company, and the Company shall purchase such Member Interest, at a price determined in accordance, and in a manner consistent, with Section 9.3, except that, upon written notice given to the Company prior to the Company purchasing such Member’s Interest, the Founding Members have the first right to purchase such Member Interest, at a price determined in accordance, and in a manner consistent, with Section 9.3. In the event that a Founding Member is disassociated by death, the estate of such Managing Member shall be entitled to any commissions owing to the Managing Member.

9.3    Purchase Price. The purchase price for any Member Interest sold pursuant to this Section (the “Purchase Price”) shall be determined by multiplying (a) the Selling Member’s Member

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Percentage, times (b) the book value of the Company as conclusively determined by the Company’s Accountants in accordance with GAAP, as of the last day of the calendar quarter preceding the event giving rise to such sale.

9.4    Closing. The closing pursuant to this Section will occur within one hundred and twenty (120) days of the event giving rise to such sale or at such later date if the Managing Members, in their sole discretion, determine it is in the best interests of the Company, up to one year from the event giving rise to such sale. The closing shall take place at the office of the Company or at such other place as the parties agree. The Company or the Founding Members, as the case may be, shall purchase the Selling Member’s Member Interest by delivering at closing an amount equal to the total Purchase Price therefor, in cash, in kind, including securities in sister companies, or in the form of a Promissory Note payable over a period up to two years, the form of which shall be determined in the sole and absolute discretion of the Company or the Founding Members, as appropriate. If the Company or the Founding Members sell the disassociated Member’s Member Interest to a current or additional Member for cash, the Company or the Founding Members as the case may be, shall pay the disassociated Member the Purchase Price in cash.

9.5    Transfer. Upon any closing hereunder, the parties shall execute and deliver to each other the various documents which shall be required to carry out their undertakings hereunder, and the Member Interest being sold will be appropriately transferred.

9.6    Resignation as Officer, member of the Board. Upon the Dissociation of a Member, such Member shall resign all officer and Board positions he or she may hold, if any.

9.7    Right of First Refusal

9.7.1    If a Founding Member, receives a bona fide offer from a third party, excluding Related Transferees (the “Offeror”) to purchase all or some of his, her or its Founding Member Interests (the “Offer”), and such Founding Member (the “Voluntary Selling Founding Member”) desires to accept such Offer, the Voluntary Selling Founding Member shall first offer for sale to the other Founding Member the Member Interests which the Voluntary Selling Founding Member proposes to sell to the Offeror (the “Offered Member Interests”) in accordance with the following procedures:

9.7.2    The Voluntary Selling Founding Member shall deliver a notice of the proposed sale (the “Transfer Notice”) to the Company and the Founding Member. The Transfer Notice shall contain a description of the transaction in reasonable detail, including the terms of the proposed transaction, including the percentage of Offered Founding Member Interests, the name of the Offeror, a description of the consideration (if any) to be received by the Voluntary Selling Founding Member for the Offered Founding Member Interests, the closing date and all information that is available to the Voluntary Selling Founding Member regarding the Offeror’s business experience and financial condition. The Transfer Notice shall also include a copy of the writing evidencing the bona fide offer and any agreement entered into in connection therewith. Bona fide offers must be offers from third parties acting in good faith who are not Related Transferees.

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9.7.3    If the Founding Member agrees to purchase all of the Offered Founding Member Interests in accordance with Section 9.7.2, the purchase shall be consummated in accordance with the terms of the Transfer Notice within thirty (30) days after the later of the deadline for delivery of the notice required pursuant to Section 9.7.2 or as otherwise provided in the Transfer Notice.

9.7.4    If the Founding Member does not agree to purchase all of the Offered Founding Member Interests, the Voluntary Selling Founding Member shall have the right to sell the Offered Member Interests to the Offeror named in the Transfer Notice, but only in strict accordance with the terms, and for the consideration stated, in the Transfer Notice, and subject to the provisions set forth in Article IX hereof. If the Voluntary Selling Founding Member does not sell the Offered Founding Member Interests to the Offeror in accordance with the Transfer Notice within thirty (30) days after the later of the deadline for delivery of the notice required pursuant to Section 9.7.2, all of the restrictions on sale set forth in this Agreement shall again be in effect with respect to the Offered Founding Member Interests, and the Voluntary Selling Founding Member shall again comply with all of the provisions of this Article IX prior to any sale of Founding Member Interests.

9.7.5    In the event any or all of a Voluntary Selling Founding Member’s Founding Member Interests are sold to an Offeror in accordance with the terms of this Agreement, the Offeror shall, as a condition precedent to the effectiveness of such sale or the issuance of any certificate(s) representing such Founding Member Interests to the Offeror, execute a counterpart of this Agreement and become a party hereto, agree to be bound to all the terms hereof, and agree to be treated as a Founding Member for purposes of this Agreement.

ARTICLE X

OPTION UPON INVOLUNTARY TRANSFER

If, other than pursuant to this Agreement, a Member’s Member Interest is transferred by operation of law to any person other than the Company (such as, but not limited to, a trustee in bankruptcy, a receiver, a purchaser under any creditor’s or judicial sale or a guardian or conservator), the Company shall have an option to purchase all of the Member Interest so transferred at the price and terms determined in accordance with Section 9.3. The Company shall have a period of sixty (60) days after the date of receipt of notice of such transfer within which to exercise this option in writing. Neither the Member whose Member Interest has been transferred pursuant to this Article X nor the transferee of such Member Interest shall have any vote either as a Member or member of the Board of the Company, shall not be considered in determining whether a quorum is present, and his or her Member Interest shall be deemed voted in the same manner as the majority of Members.

ARTICLE XI

FAMILY AND AFFILIATE TRANSFERS

11.1    A Member may transfer any or all of his Member Interests to his spouse, adult lineal descendants, spouses, trusts for the benefit of any of the foregoing persons or such

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Member’s minor lineal descendants, or the Member’s wholly-owned corporation or partnership or affiliate (i.e. a person or entity controlling, controlled by or under common control with, the Member) (collectively, such Member’s “Related Transferees”). If a Member transfers any of his Member Interests to a Related Transferee (or if any Related Transferee subsequently transfers or retransfers any of such Member Interests to another Related Transferee of such Member), such Related Transferee(s) shall receive and hold the Member Interests so transferred subject to the provisions of this Agreement, including without limitation the obligations hereunder of the Member who originally transferred such Member Interests, as though such Member Interests were still owned by him; such Member and such Related Transferee(s) shall be deemed a single Member whose decisions under or in connection with this Agreement shall be made by such original Member, and such Related Transferee(s) shall not be deemed a Member, for the purposes of this Agreement. No Related Transferee shall transfer any Member Interests except to the Member to whom he, she or it is related or to another Related Transferee of such Member, or as part of a sale of all such Member Interests in accordance with this Agreement.

11.2    It shall be a condition precedent to any transfer permitted by Section 11.1 above that the Related Transferee, if he, she or it has not already done so, shall execute and deliver to each party hereto an agreement acknowledging that all Member Interests transferred or to be transferred to him, her or it are and shall be subject to the terms and conditions of this Agreement and agreeing to be bound hereby. Notwithstanding anything to the contrary in this Agreement, no transfer by a Member (or any of his Related Transferees) under Section 11.1 above shall release such Member from any of his obligations or liabilities hereunder.

ARTICLE XII

DILUTION

Each Member acknowledges that he, she or it will be subject to pro rata dilution resulting from each subsequent issuance of Member Interests by the Company.

ARTICLE XIII

SPECIFIC PERFORMANCE

The parties agree that the Member Interests are unique, that failure to perform the obligations provided by this Agreement will result in irreparable injury and that specific performance of the obligations imposed upon each Member and the Company by this Agreement may be obtained in accordance with Sections 15.12, 15.13, and 15.14 hereof.

ARTICLE XIV

DISSOLUTION; WIND-UP

14.1    Dissolution. The Company shall be dissolved, its assets shall be disposed of and its affairs wound up only upon the occurrence of one or more of the following events (each, an “Event of Termination”):

14.1.1    The Company is required to be dissolved under the Act;

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14.1.2    The disposition of all the assets following the Disposition of all the investments pursuant to Section 6.4 herein; or

14.1.3    The written agreement of all Founding Members;

14.1.4    The sale of the common stock or substantially all of the assets of SCB by Coach. Under separate agreement Coach will enter into an agreement with American Dealerships for the Right of First Opportunity to purchase SCB under the same terms and conditions presented by a bona fide buyer to Coach.

14.2    Continuation of Company. Except as otherwise provided in Section 14.1, none of the Bankruptcy, death, disability, retirement, Dissociation or dissolution of any Member, or other event which terminates the continued membership of a Member, shall cause the Company to dissolve or otherwise trigger the requirements of Section 14.1.

14.3    Wind-Up. Upon the dissolution of the Company, the Board shall cause to be made a final accounting of the business and affairs of the Company and shall proceed with reasonable promptness to liquidate the business, property and assets of the Company and to distribute the proceeds in the following order of priority:

14.3.1    To the payment of expenses of any sale, disposition or transfer of the Company assets in liquidation of the Company;

14.3.2    To the payment of just debts and liabilities (including any accrued, but unpaid interest) of the Company (including to any Members), in the order of priority provided by law;

14.3.3    To the establishment of any reserve that the Board may determine to be reasonably necessary and adequate for any contingent liabilities and obligations of the Company or the Members arising out of or in connection with the business of the Company; and

14.3.4    To the Members in an amount equal to their then existing positive Capital Account balance, as determined after taking into account all Capital Account adjustments for the Company taxable year during which such liquidation occurs.

The Board may elect to distribute the remaining property and assets of the Company, if any, in kind, in lieu of selling them, based upon the then existing fair market value thereof and after allocating to the Members, in accordance with their respective interests in the Company, any unrealized gain inherent in such assets.

The wind-up of the affairs of the Company shall be conducted in the manner determined by the Board. In liquidating the assets of the Company, all assets of a saleable value shall be sold at such price and terms as the Board determines to be fair and equitable. Any Member may purchase such assets at such sale. A reasonable time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors to minimize the losses that might otherwise occur upon liquidation.

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ARTICLE XV

GENERAL PROVISIONS

15.1    Notices. All notices, demands and other communications given hereunder shall be in writing and shall be deemed to have been duly given (a) upon hand delivery thereof, (b) upon facsimile and written confirmation of receipt, (c) upon receipt of any overnight deliveries, or (d) on the third (3rd) business day after mailing United States registered or certified mail, return receipt requested, postage prepaid, addressed to each Member as set forth on Schedule A hereto, or at such other address, or to such other person and at such address for that person, as any party shall designate in writing to the other Member for such purpose in the manner hereinabove set forth.

15.2    Entire Agreement. This Agreement and the Articles set forth all the promises, covenants, agreements, conditions and understandings among the parties hereto, and supersede all prior and contemporaneous agreements, understandings, inducements or conditions expressed or implied, oral or written, except as herein contained.

15.3    Binding Effect; No Assignment. This Agreement shall be binding upon the parties hereto, their heirs, administrators, successors and permitted assigns. Except as provided herein, no party may assign or transfer his or her Member Interests herein, or delegate his or her duties hereunder.

15.4    Amendment. This Agreement may be amended, altered or repealed and new provisions of this Agreement may be adopted only by written agreement of all Founding Members.

15.5    No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

15.6    Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the party or parties, or their personal representatives, successors and permitted assigns may require.

15.7    Counterparts. This Agreement and any amendments may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

15.8    Headings. The article and Section headings contained in this Agreement is inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

15.9    Governing Law. This Agreement shall be construed in accordance with the laws of the states in which it operates.

15.10    Further Assurances. The parties hereto will execute and deliver such further instruments and do such further acts and things as may be reasonably required to carry out the intent and purposes of this Agreement.

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15.11    Provisions Severable. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules, and regulations of the jurisdiction in which the parties do business. If any provision of this Agreement, or the application thereof to any person or circumstance shall, for any reason or to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

15.12    Consent to Service of Process; Venue. Each party hereto irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the courts of the States of Florida and California or the United States of America located in the States of Florida and California, for any claims, actions, suits or proceedings (collectively, “Actions”) arising out of or relating to this Agreement or the breach, termination or validity hereof and the transactions contemplated hereby; (ii) agrees not to commence any Action relating to this Agreement except in such courts and in accordance with the provisions of this Agreement; (iii) agrees that service of process, summons, notice or document by U.S. registered mail shall be effective service of process for any Action brought in any such court; (iv) waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated by this Agreement in the courts of the States of Florida and California or the United States of America located in the States of Florida and California; and (v) agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. The parties hereby submit to the exclusive jurisdiction of the courts so selected, to the exclusion of any other court which might have had jurisdiction and waive any defense of lack of personal jurisdiction of such courts.

15.13    Attorneys’ Fees. If any party brings an action in connection with the performance, breach or interpretation of this Agreement, or in any action related to the transactions contemplated hereby, the prevailing party in such action shall be entitled to recover from the losing party in such action all reasonable costs and expenses of such litigation, including attorneys’ fees, court costs, costs of investigation, accounting and other costs reasonably incurred or related to such litigation

15.14    Remedies. Each party hereto recognizes and agrees that the violation of any term, provision or condition of this Agreement may cause irreparable damage to the other parties which may be difficult to ascertain, and that the award of any sum of damages may not be adequate relief to such parties. Each party, therefore, agrees that, in addition to other remedies available in the event of a breach of this Agreement, the Company or the Managing Members shall be entitled to injunctive relief or such other equitable remedy as a court of competent jurisdiction may provide without the requirement to post a bond or other form of security in addition to its or his remedies at law, including an injunction restraining the Member from committing or continuing such breach. Nothing contained herein will be construed to limit the Company’s or the Managing Members’ right to any remedies at law, including the recovery of damages for breach of this Agreement.

15.15    Mediation. In the event of any voting impasse among the Members or Directors, prior to the taking of any action in law or at equity in connection with that impasse, the Members or Directors (as the case may be) shall first try to settle the dispute through mediation through the intervention of a neutral third party mediator and each party to said mediation shall provide the

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other with an opportunity to correct or remediate the basis for the dispute. If the parties cannot agree on a mediator the parties will contact a mediation firm, which firm shall provide the parties with the names of three (3) retired judges and each of the two parties will have the opportunity to strike one name after which the mediator will be appointed by the firm.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

COMPANY:

Springfield Coach Industries Corporation, Inc

By:	/s/ Francis O’Donnell
Name:	Francis O’Donnell
Title
Founding Member

American Dealerships Corporation

By:	/s/ Jules Meyers
Name:	Jules Meyers
Title	President
Founding Member

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SCHEDULE A

Capital

Name and Address    Member Percentage  Contribution

Springfield Coach Industries Corporation, Inc. Industries

Group, Inc

1903 N. Barnes Road

Springfield, MO        51%

American Dealerships Corporation

49%

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JOINDER PAGE

The undersigned agrees to become a Member of American-Springfield, LLC (the “Company”), as described below, and, as such, agrees to be bound by the terms and conditions of the Operating Agreement by and among the Company and its Members dated December 21, 2005, as the same shall be amended from time to time.

Name and Address	Member Percentage	Initial Capital Contribution

Springfield Coach

Industries	Corporation, Inc. See Attached Schedule

American Dealerships Corporation. See Attached Schedule

Accepted and effective as of this 21st day of December, 2005

American-Springfield LLC

By:	/s/ Susan Weisman
Name:	Susan Weisman
Title:	Chairman